Exhibit 10.1

UNIVERSAL CORPORATION

EXECUTIVE CHANGE IN CONTROL SEVERANCE POLICY

Effective May 26, 2020

1.    Purpose

1.1    This Executive Change in Control Severance Policy (this “Policy”) has been established by the Company on May 26, 2020 (“Effective Date”) to provide Eligible Executives with the opportunity to receive severance benefits if a Change in Control of the Company occurs after the Effective Date. The purpose and intent of this Policy is to attract and retain key executives and to improve productivity by reducing distractions resulting from a potential Change in Control situation, all of which are in the best interest of the Company and its shareholders.

1.2    This Policy is intended to be an unfunded “top hat” plan for purposes of ERISA and is designed to provide certain severance benefits to a select group of management or highly compensated employees, to be paid solely from the general assets of the Company or its Subsidiaries.

2.    Definitions Capitalized terms shall have the meaning set forth below or as defined elsewhere in this Policy.

2.1    ”Administrator” means the Committee or, for ministerial actions only, its delegee.

2.2    “Affiliated Companies” means any company controlled by, controlling or under common control with the Company.

2.3    “Annual Bonus” means an Eligible Executive’s target annual bonus for the fiscal year during which the Eligible Executive’s Termination Date occurs. If no target annual bonus has been established for the fiscal year during which such Termination Date occurs, then “Annual Bonus” means the greater of (a) the annual bonus actually paid to the Eligible Executive for the fiscal year prior to the fiscal year during which such Termination Date occurs or (b) the most recent annual bonus actually paid to the Eligible Executive prior to the Change in Control Date.

2.4    “Base Pay” means an Eligible Executive’s annualized base salary in effect immediately prior to the Eligible Executive’s Termination Date (or if the Eligible Executive’s termination of employment is due to Good Reason based on a material reduction in base salary under Section 2.20(b), then the Eligible Executive’s annualized base salary in effect immediately prior to such reduction).

2.5    ”Beneficial Owner” has the meaning ascribed to it in Rule 13d-3 and Rule 13d-5 under the Exchange Act; except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficial Ownership” has a corresponding meaning.

2.6    ”Board” means the Board of Directors of the Company.

2.7    ”Cause” means:

(a)    the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company, Affiliated Companies or Subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties;

(b)    the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 2.7, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior named executive officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subsections (a) and (b) above, and specifying the particulars thereof in detail.

2.8    ”Change in Control” means the first to occur of any of the following:

(a)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of Beneficial Ownership of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.8;

(b)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.9    ”Change in Control Date” means the date on which a Change in Control occurs. Anything in this Policy to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated by the Company without Cause within thirty (30) days prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or anticipation of a Change in Control, then for purposes of determining the Change in Control Period, the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

2.10     “Change in Control Period” means the period of time beginning on the Change in Control Date and lasting through the three (3)-year anniversary of the occurrence of the Change in Control.

2.11    ”COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

2.12    ”Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

2.13    ”Committee” means the Compensation Committee of the Board, or any successor committee thereto.

2.14    ”Company” means Universal Corporation, a Virginia corporation, and any successor thereto.

2.15    “Disability” means total disability within the meaning of the Company’s long term disability plan and as determined thereunder.

2.16    ”Eligible Executive” means an Executive who meets the requirements under Section 3 of this Policy.

2.17    ”Executive” means an employee of the Company or a Subsidiary in one of the named positions listed on Exhibit A. Before or after the Change in Control Period, the Administrator shall have the right to add or remove positions from Exhibit A at any time in its sole discretion. During the Change in Control Period, a position may only be removed from Exhibit A with the prior written consent of the Executive(s) in such position at the time of the removal.

2.18    ”ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.19    ”Exchange Act” means the Securities and Exchange Act of 1934, as amended.

2.20    ”Good Reason” means, the Executive’s resignation within thirty (30) days following the end of the Cure Period (as defined below), without the Executive’s express written consent, of one or more of the following:

(a)    a material diminution in the Executive’s authority, duties or responsibilities relative to the Executive’s authority, duties or responsibilities in effect immediately prior to such reduction (including, if applicable, a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board);

(b)    a material diminution in the Executive’s base compensation other than a general reduction in base salary; or

(c)    a relocation of the Executive’s principal place of employment by more than thirty-five (35) miles from his or her prior work location;

provided, however, that Executive’s mental or physical incapacity following the occurrence of an event described in clauses (a) through (c) shall not affect Executive’s ability to terminate for Good Reason and Executive’s eligibility for retirement shall not be a basis to deny benefits payable to Executive under this Agreement following his resignation for Good Reason if Executive otherwise has Good Reason to resign. In order to qualify as Good Reason, the Executive must not terminate employment with the Company without first providing the Company with written notice of the existence of the condition described above within sixty (60) days of the initial existence of the condition, upon receipt of such notice the Company shall have sixty (60) days in which it may remedy the condition without being required to pay the Executive the amounts contemplated in Section 4 (the “Cure Period”). If the Company fails to remedy the condition within sixty (60) days of receipt of such notice, the Executive must terminate employment within thirty (30) days following the end of the Cure Period.

2.21    ”Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.

2.22    “Pro-Rata Bonus” means a prorated bonus equal to the product of (i) the bonus, if any, that the Executive would have earned during the applicable performance period based on the level of achievement of the applicable performance goals; and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the applicable performance period and the denominator of which is the total number of days in such performance period.

2.23    ”Qualifying Termination” means a termination of Executive’s employment during the Change in Control Period either:

(a)    By the Company without Cause and other than due to the death or Disability of the Executive; or

(b)    By the Executive for Good Reason.

2.24    ”Severance Benefits” means the benefits described in Section 4.1.

2.25    “Subsidiary” or “Subsidiaries” means any corporation that is directly, or indirectly through one or more intermediaries, controlled by the Company

2.26    ”Termination Date” means the date of an Executive’s Qualifying Termination.

3.    Eligibility

3.1    Eligibility. Each Executive (a) whose position is designated as eligible by the Administrator on Exhibit A, (b) who experiences a Qualifying Termination during the Change in Control Period, (c) who is not ineligible as provided in Section 3.2, and (d) who signs and returns to the Company a Severance Agreement that includes a Release of Claims and Restrictive Covenants (each as defined below), and such Release of Claims becomes effective as described in Section 3.3, shall be eligible under this Policy.

3.2    Ineligible. An Executive shall not be eligible under this Policy (a) if prior to the Change in Control Date, the Executive has entered into a change in control agreement with the Company or a Subsidiary and such agreement is in effect on the Termination Date or (b) if the Executive is transferred to an ineligible position, provided, following the Change in Control Date, the Executive has consented to such transfer in writing.

3.3    Severance Agreement, Release of Claims and Restrictive Covenants. As a condition of receiving any payments or benefits under this Policy, an Executive must sign (and not revoke, if applicable) a severance agreement (“Severance Agreement”), in a substantially similar form as attached hereto as Exhibit B. The Severance Agreement shall include a general release of claims in favor of the Company (“Release of Claims”) and restrictive covenants addressing non-competition, non-solicitation, confidentiality and related provisions (“Restrictive Covenants”). The Release of Claims must become effective (i.e., the Executive must sign the Severance Agreement and any revocation period specified therein must have expired without the Executive revoking the Severance Agreement) no later than sixty (60) days following the later of the Executive’s Termination Date or the Change in Control Date (or, if earlier, by the date specified in the Severance Agreement) (“Release Effective Date”). If the Release of Claims provided in the Severance Agreement does not become effective by the Release Effective Date, then no payments or benefits shall be provided to the Executive under this Policy.

4.    Severance Benefits

4.1    Severance Benefits. If the Executive has a Qualifying Termination during the Change in Control Period and meets the eligibility requirements in Section 3, then the Eligible Executive shall have a right to receive the following Severance Benefits (subject in all events to the requirements for a Severance Agreement in Section 3.3):

(a)    Cash Severance Benefit. The Company shall pay to the Eligible Executive a lump sum cash amount equal to the product of (x) the Eligible Executive’s Base Pay (subject to adjustments provided in Section 2.4) plus the Annual Bonus (as defined in Section 2.3) and (y) the applicable multiplier (set forth in chart below), less all applicable withholdings. The following table describes the formula for determining the benefit provided under this Section 4.1(a) (with the multiplier applicable to each Category):

Category	Severance Benefit
1	2.5 x (Eligible Executive’s Base Pay + Annual Bonus)

2	2.0 x (Eligible Executive’s Base Pay + Annual Bonus)

3	1.0 x (Eligible Executive’s Base Pay + Annual Bonus)

(b)    Cash Health Benefit. The Company shall pay to the Eligible Executive a lump sum cash amount equal to twelve (12) times one month of COBRA premiums for continued group medical, vision and dental coverage at the COBRA rate in effect on the Termination Date based on the Eligible Executive and his or her eligible dependents actual coverage in place immediately prior to the Termination Date (determined as if the Eligible Executive had elected such coverage under COBRA immediately prior to the Termination Date).

4.2    Time and Form of Payment of the Severance Benefits. Subject to the requirements in Section 3.3 and Section 10 (if applicable), Severance Benefits shall be paid to the Eligible Executive in a lump sum within sixty (60) days following the Eligible Executive’s Termination Date.

4.3    Accrued Obligations. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Eligible Executive any salary earned through the Eligible Executive’s Termination Date and any other accrued and vested amounts or benefits required to be paid or provided to the Eligible Executive under any plan, program, policy, practice or contract at the times set forth in any such plan, policy, practice or contract. Also, to the extent any annual or long-term cash bonus was earned in a prior fiscal year (i.e., the performance period ended in a fiscal year prior to the fiscal year that includes the Eligible Executive’s Termination Date) but has not yet been paid, the Company shall pay to the Eligilbe Executive such bonus or bonuses on the earlier of (a) the original payment date or (b) thirty (30) days following the Eligible Executive’s Termination Date; provided, however, if any such bonus is subject to Section 409A (as defined below), such bonus shall be paid at the time required under the original agreement or plan and in accordance with Section 409A. To the extent the Eligible Executive is participating in any annual or long-term cash bonus plans, policies or programs during the Company’s fiscal year in which the Eligible Executive’s employment with the Company terminates (i.e., the performance period includes the fiscal year that includes the Eligible Executive’s Termination Date), the Company shall pay to the Eligible Executive a Pro-Rata Bonus for each such bonus or bonuses, but only to the extent any such bonus is actually earned based on the applicable performance criteria, at the time that any such bonus would otherwise have been payable had the Eligible Executive not terminated employment. The vesting and payment of any outstanding equity awards awarded to the Eligible Executive shall be determined in accordance with the terms of any award agreements or plans governing such equity awards. Payment of the benefits provided for in this Section 4.3 are not subject to the Release of Claims requirement.

5.    280G Limitation on Payment

5.1    Reduction. Notwithstanding any other provision of this Policy or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company, Affiliated Companies or Subsidiaries to an Eligible Executive or for an Eligible Executive’s benefit pursuant to the terms of this Policy or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:

(a)    reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

(b)    payable in full if the Eligible Executive’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Eligible Executive receiving an amount greater than the Reduced Amount.

5.2    Order of Reduction. Any such reduction shall be made first from cash payments (reducing cash payments payable last in time first) then from non-cash benefits (reducing benefits provided last in time first).

5.3    Determinations. All determinations required to be made under this Section 5, including whether the Eligible Executive will be subject to the Excise Tax, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”), provided, however, that, if an accounting firm serves as an accountant or auditor for any individual, entity or group involved in the Change in Control, then all Eligible Executives must provide prior written consent to the accounting firm. The Accounting Firm shall provide detailed supporting calculations both to the Company and the applicable Eligible Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6.    Administration

6.1    Administrator. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret this Policy. The Administrator has all powers reasonably necessary to carry out its responsibilities under this Policy including (but not limited to) the sole and absolute discretionary authority to:

(a)    administer this Policy according to its terms and to interpret any related policies and procedures;

(b)    resolve and clarify inconsistencies, ambiguities and omissions in this Policy and among and between this Policy and other related documents;

(c)    except as provided in Section 6.3, take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Policy;

(e)    except as provided in Section 6.3, process and approve or deny all claims for benefits; and

(f)    delegate any actions or responsibilities to the extent such delegation is allowed under applicable law and this Policy.

6.2    Finality. Except as provided in Section 6.3, the decision of the Administrator on any disputes arising under this Policy, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under this Policy.

6.3    Claims Procedure.

(a)    A former Executive (a “claimant”) who believes that he or she is entitled to benefits under this Policy in an amount greater than what the claimant is receiving or has received may file a written claim within ninety (90) days of his or her termination of employment for such benefits by writing directly to the corporate offices of the Company. Such claims shall be reviewed by the Committee within ninety (90) days of receipt.

(b)    Every claim that is filed timely shall be answered in writing stating whether the claim is granted or denied. If the claim is denied, the reasons for denial and reference to the relevant Policy provisions shall be set forth in a written notice to the claimant. Such notice shall also describe information necessary for the claimant to perfect an appeal and include an explanation of this Policy’s claim appeal procedures.

(c)    Within ninety (90) days of notice that a claim is denied, the claimant may file a written appeal to the full Board, including any comments, statements or documents the claimant may wish to provide. Appeals shall be considered by the full Board or a committee of not less than three persons designated by the Board, none of whom shall be the person who responded to the initial claim. In the event the claim is denied upon appeal, the Board or its designee shall set forth in writing the reasons for denial and the relevant provisions of this Policy. The decision of the Board upon appeal shall be final, conclusive and binding on all persons involved in the appeal.

7.    Duration; Amendment and Termination

7.1    Duration. This Policy shall remain in effect until terminated as provided in Section 7.2. Notwithstanding the foregoing, if a Change in Control occurs, this Policy shall continue in full force and effect and shall not terminate or expire until after all Eligible Executives who become entitled to any payments or benefits hereunder shall have received such payments or benefits in full.

7.2    Amendment and Termination. The Company reserves the right to amend or terminate this Policy at any time in its sole discretion, including the Exhibits; provided, however, that, during the Change in Control Period, the Company shall not amend or terminate this Policy or the Exhibits without an Executive’s prior written consent if such amendment or termination would have a material detrimental effect on an Executive’s rights under this Policy.

8.    Notices

8.1    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by a nationally recognized delivery service that promises overnight delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to an Executive:

Executive’s most recent address

in the Company’s records

If to the Company:

Universal Corporation

9201 Forest Hill Ave

Stony Point II

Richmond, VA 23235

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

8.2    Notice and communications shall be effective when actually received by the addressee.

9.    Additional Provisions

9.1    At-Will Employment. This Policy does not alter the status of the Executive as an at-will employee of the Company, Affiliated Companies or Subsidiaries. Nothing contained herein shall be deemed to give any Executive the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Executive at any time, with or without Cause.

9.2    Legal Fees. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Policy or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Policy), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided that the Company shall have no obligation under this Section 9.2 to the extent the resolution of any such contest includes a finding denying, in total, the Executive’s claims in such contest.

9.3    Effect on Other Plans, Agreements and Benefits. Any Severance Benefits payable to an Eligible Executive under this Policy will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

9.4    Mitigation and Offset. The Company may, in its discretion and to the extent permitted under applicable law and in accordance with Section 409A to the extent applicable, offset against the Eligible Executive’s benefits under this Policy any other severance benefits payable to the Eligible Executive by the Company, the value of unreturned property, and any outstanding loan, debt or other amount the Eligible Executive owes to the Company. The Company may recover any overpayment of benefits made to an Eligible Executive or an Eligible Executive’s estate under this Policy or, to the extent permitted by applicable law, offset any other overpayment made to the Eligible Executive against any Policy benefits or other amount the Company owes the Eligible Executive or the Eligible Executive’s estate.

9.5    Clawback. The payments and benefits under this Policy are subject to the terms of the Company’s recoupment, clawback or similar policies as may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of any cash or other property received under this Policy.

9.6    Severability. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy.

9.7    Headings and Subheadings. Headings and subheadings contained in this Policy are intended solely for convenience and no provision of this Policy is to be construed by reference to the heading or subheading of any section or paragraph.

9.8    Unfunded Obligations. The amounts to be paid to Executives under this Policy are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

9.9    Successors. This Policy shall be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under this Policy. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Policy, the Company shall require any successor to the Company to expressly and unconditionally assume this Policy in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

9.10    Transfer and Assignment. An Executive shall have no right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under this Policy prior to the date that such amounts are paid, except that, in the case of an Eligible Executive’s death after his or her Termination Date but prior to payment, such amounts shall be paid to the Eligible Executive’s estate provided such estate provides a Release of Claims. The Company shall have the right to assign any agreement entered into in connection with this Policy, including Exhibit B.

9.11    Waiver. Any party’s failure to enforce any provision or provisions of this Policy will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Policy.

9.12    Governing Law. To the extent not pre-empted by federal law, this Policy shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of this Policy will be brought only in the Henrico County Circuit Court or the federal court in Richmond, Virginia, at the option of the Company, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9.13    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

10.    Internal Revenue Code Section 409A

10.1    This Policy is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered accordingly. Any payments under this Policy that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments or benefits to be made under this Policy at different times are to be considered separate payments under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Policy comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Eligible Executive on account of non-compliance with Section 409A.

10.2    Notwithstanding any other provision of this Policy, if any payment or benefit provided to an Eligible Executive in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, such payment or benefit shall only be made upon a “separation from service” under Section 409A and, to the extent the Eligible Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination of employment or, if earlier, on the Executive’s death.

10.3    If the maximum period within which the Executive must sign and not revoke the Release of Claims would begin in one calendar year and expire in the following calendar year, then any payments contingent on the occurrence of the Release Effective Date shall be made in such following calendar year (regardless of the year of execution of such Release of Claims) if payment in such following calendar year is required in order to comply with Section 409A.

IN WITNESS WHEREOF, and as evidence of the adoption of this Policy, Universal Corporation has caused the same to be executed by its duly authorized officers and its corporate seal to be affixed hereto this 26th day of May, 2020.

UNIVERSAL CORPORATION

By:	/s/ Preston D. Wigner

Name:	Preston D. Wigner
Title:	Vice President, General Counsel and Secretary

Exhibit A

List of Eligible Positions

under Section 2.17 of the Policy

Category 1

Chief Executive Officer of Universal Corporation

Category 2

Universal Leaf Tobacco Company, Inc. — Members of Executive Committee

Category 3

Universal Leaf Tobacco Company, Inc. and Universal Corporation

Richmond-based Officers — Vice President and above

Universal Global Ventures, Inc., Richmond-based Officers — Senior Vice President and above.

1

Exhibit B - FORM

Exhibit B

Form of Severance Agreement under Section 3.3 of the Policy

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between                          (“Executive”) and Universal Corporation (“Company”)1.

STATEMENT OF FACTS

Executive’s employment with the Company ceased on                     ,         , and Executive desires to accept the following terms, including, without limitation, certain additional consideration from the Company under the Executive Change in Control Severance Policy (the “Policy”) to which Executive would not otherwise be entitled, in return for Executive’s general release and other agreements set forth below. Executive and the Company desire to settle fully and finally all differences and disputes that might arise, or have arisen, out of Executive’s employment with the Company, and the cessation thereof.

Unless otherwise defined in the Agreement, capitalized terms shall have the meaning set forth in the Policy.

STATEMENT OF TERMS

In consideration of the mutual promises herein, it is agreed as follows:

1.    Non-Admission of Liability. Neither this Agreement nor the offer to enter into this Agreement shall in any way be construed as an admission by the Company that it acted wrongfully or that Executive has any rights whatsoever against the Company.

2.    Cessation of Employment. Executive represents, understands and agrees that his employment with the Company ceased on                     ,          (“Separation Date”). Effective on the Separation Date, Executive ceased to be an employee of the Company for any purpose whatsoever and shall be entitled to no further payments or benefits except as otherwise provided herein.

3.    Effective Date. The Effective Date of this Agreement shall be the eighth day after Executive signs this Agreement (“Effective Date”). As of the Effective Date, if Executive has not revoked this Agreement pursuant to Section 15 hereof, this Agreement shall be fully effective and enforceable.

4.    Additional Consideration. In full consideration and as a material inducement for Executive’s signing and not revoking this Agreement, Executive will receive the following additional consideration, to which Executive would not have been otherwise entitled in the absence of this Agreement:

(a)    The Company will pay to Executive the following payments (referred to herein as “Severance”). Severance shall consist of the following payments and shall be paid in accordance with the following schedules2:

(i)    Cash Severance Payment. A lump sum payment equal to the product of [Choose 1: [Category 1 Executive – two and one-half (2.5)] [Category 2 Executive – two (2.0)] [Category

[1]	If employed with a subsidiary, add subsidiary as party and define both as “Company”.
[2]

Payments should be exempt under the short-term deferral rule under Section 409A of the Internal Revenue Code. However, confirmation of the exemption must be made at the time of payment. If not exempt, then a six-month delay in payment must be inserted in this section.

2

Exhibit B - FORM

3 Executive – one (1.0)]] times Executive’s Base Pay plus Annual Bonus. Executive shall receive                      Thousand                      Hundred                      and xx/100 Dollars ($                ), less all applicable withholdings, payable within sixty (60) days following Executive’s termination, so long as this Agreement has been signed, not revoked and is fully effective.

(ii)    Cash Health Benefit. A lump sum payment equal to the product of twelve (12) times Executive’s one month Consolidated Omnibus Budget Reconciliation Act (COBRA) premium for continued group medical, vision and dental coverage at the COBRA rate in effect on the Separation Date (for coverage in effect on the Separation Date as provided in Section 4.1(b) of the Policy). Executive shall receive                      Thousand                      Hundred                      and xx/100 Dollars ($                ), less all applicable withholdings, payable within sixty (60) days following Executive’s termination, so long as this Agreement has been signed, not revoked and is fully effective.

5.    Accrued Obligations. To the extent not already paid, the Company shall timely pay or provide to Executive any salary earned through Executive’s Separation Date and any other accrued and vested amounts or benefits required to be paid or provided to Executive under any plan, program, policy, practice or contract at the times set forth in any such plan, program, policy, practice or contract. Also, to the extent any annual or long-term cash bonus was earned in a prior fiscal year but has not yet been paid, such bonus or bonuses shall be paid on the earlier of (a) the original payment date or (b) thirty (30) days following Executive’s Separation Date; provided, however, if any such bonus is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), such bonus shall be paid at the time required under the original agreement or plan and in accordance with Section 409A. To the extent Executive participated in any annual or long-term cash bonus plans, policies or programs during the Company’s fiscal year in which Executive’s employment with the Company terminates, the Company shall pay to Executive a prorated bonus, only to the extent any such bonus is actually earned based on the applicable performance criteria, at the time that any such bonus would otherwise have been payable had Executive not experienced a cessation in employment. The vesting and payment of any outstanding equity awards awarded to Executive shall be determined in accordance with the terms of any award agreements or plans governing such equity awards. Payment of the benefits provided for in this Section 5 are not subject to Executive signing and not revoking this Agreement.

6.    Cessation of Authority. Executive understands and agrees that as of the Separation Date, Executive will be no longer authorized to incur any expenses, obligations or liabilities, or to make any commitments on behalf of the Company.

7.    Return of the Company’s Materials and Property/Non-Interference. Executive understands and agrees that Executive immediately will return to the Company all files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, vehicles, passwords, and any other equipment and other documents, and all other physical or personal property that Executive received from the Company or that Executive used in the course of Executive’s employment with the Company and that are the property of the Company or their customers. Executive further agrees that Executive will provide immediately upon request any and all information used by the Company to access any database or other electronically stored information, including any and all passwords, except such passwords related to Executive’s personal accounts that are unrelated to the Company.

8.    Non-Competition.

(a)    Executive agrees that for a period of [Choose 1: [Category 1 and 2 Executives – twelve (12) months] [Category 3 Executives – six (6) months]] following the cessation of Executive’s employment by the Company (hereinafter “Restricted Period”) and within the Restricted Territory (defined

3

Exhibit B - FORM

herein), Executive will not, directly or indirectly, whether on Executive’s behalf or on behalf of any other person or entity, own, manage or control, or participate in the ownership, management or control of a Competing Business (defined herein). “Restricted Territory” means the forty-eight (48) states of the continental United States. The parties further agree that the Company does business throughout the world and that the Restricted Territory is narrowly drawn and reasonable under the circumstances. “Competing Business” means any person or entity that provides products or services in the business of [insert description of business based on Executive’s role] that are the same as or substantially similar to, and competitive with, such products or services provided by the Company, its affiliated companies or subsidiaries at any time during the twelve (12) months prior to the cessation of Executive’s employment.

(b)    Executive agrees that during the Restricted Period and within the Restricted Territory, Executive shall not, directly or indirectly, perform services for a Competing Business that are the same as or substantially similar to the services provided by Executive on behalf of the Company, its affiliated companies or subsidiaries within twelve (12) months prior to the cessation of Executive’s employment.

(c)    Nothing herein shall prohibit Executive from performing services or working in any role that does not compete with the Company or its affiliated companies or subsidiaries, nor shall Executive be prohibited from owning five (5%) percent or less of the outstanding equity or debt securities of a Competing Business that is actively traded on a public securities market.

9.    Confidential Information and Trade Secrets.

(a)    Executive acknowledges a fiduciary duty owed to the Company and its affiliated companies and subsidiaries not to disclose any confidential information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Company and its affiliated companies and subsidiaries or their customers that is not generally known to the public or generally in the [insert description based on Executive’s role] industry. Executive agrees that for a period of five (5) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Company; provided, however that to the extent the information covered by this Section 9 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

(b)    Nothing in this Agreement restricts or prohibits Executive or Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. Executive is not required to notify the Company that Executive has engaged in such communications with the Regulators. Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators that the information is confidential.

4

Exhibit B - FORM

(c)    Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

(i)    Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)    Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)    Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

10.    Non-Solicitation. During the Restricted Period, Executive will not, whether on such Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(a)    solicit or encourage any person who was employed by the Company, affiliated companies or its subsidiaries during the last six (6) months of Executive’s employment to leave the employment of the Company, affiliated companies or its subsidiaries for employment by another commercial entity, or hire any such person for employment; or

(b)    encourage to cease to work with the Company, affiliated companies or its subsidiaries any consultant engaged by the Company, affiliated companies or its subsidiaries during the last six (6) months of Executive’s employment.

11.    Remedies. Executive acknowledges that the covenants set forth in Sections 8, 9 and 10 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Company. Executive further acknowledges that if Executive breaches any provisions of Sections 8, 9 and 10, all payments otherwise due hereunder shall immediately cease and all payments previously made, to the extent permitted by applicable law, shall be immediately repaid to the Company upon written demand therefor. Such repayment represents a reasonable estimate of the damages suffered by the Company as a result of a breach and is not a penalty. Nevertheless, the Company’s remedies at law will be inadequate, and the Company will be irreparably harmed. Accordingly, the Company shall be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or a threatened breach, such injunctive relief not to preclude the Company from pursuing all available legal and equitable remedies, and the Company should also be entitled to all reasonable attorney’s fees and costs incurred in connection with the breach, threatened breach, or any challenge to the enforceability of Sections 8, 9 and 10 where the Company is the prevailing party, in whole or in part.

12.    No Obligation. Executive agrees and understands that the additional consideration described above in Section 4 of this Agreement is not otherwise required, and that Executive’s entitlement to receive the consideration set forth above is conditioned upon Executive’s execution, non-revocation and delivery of this Agreement and compliance with the terms of this Agreement.

5

Exhibit B - FORM

13.    Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

14.    Professionalism. Executive agrees that Executive will not make or issue, or procure any person, firm or entity to make or issue, any statement in any form concerning the Company, Executive’s employment relationship or the cessation of Executive’s employment relationship with the Company to any person or entity if such statement is harmful to or disparaging of the Company, their affiliates or any of their employees, officers, directors, agents or representatives; provided, however, that nothing herein shall preclude Executive from providing any information to any governmental or regulatory authority, including the Securities and Exchange Commission or as otherwise required by applicable law, including a court order.

15.    Release. As a material inducement to the Company to enter into this Agreement, Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, each of its owners, members, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, direct or indirect subsidiaries, affiliates, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements and benefit plans, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of any alleged violations or breaches of any employment agreements or any other contracts or benefit plans, express or implied or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; and (7) Executive Retirement Income Security Act (“ERISA”) (“Executive Claim” or “Executive Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the Effective Date of this Agreement; provided, however, that nothing herein affects Executive’s right to file or participate in a charge of discrimination with or pending before the Equal Employment Opportunity Commission (“EEOC”), or any similar state or local agency, but Executive shall not be entitled to any monetary, injunctive, declaratory, or other relief as a result thereof.

16.    No Knowledge of Illegal Activity. Executive acknowledges that Executive has no knowledge of any actions or inactions by any of the Releasees or by Executive that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

6

Exhibit B - FORM

17.    Age Discrimination In Employment Act. Executive hereby acknowledges and agrees that this Agreement and the termination of Executive’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in Section 15 hereof shall be applicable, without limitation, to any claims brought under these Acts. Executive further acknowledges and agrees that:

(a)    The release given by Executive in this Agreement is given solely in exchange for the consideration set forth in Section 4 of this Agreement and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Agreement;

(b)    By entering into this Agreement, Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(c)    Executive has been advised to consult an attorney prior to entering into this Agreement, and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Executive be so advised in writing;

(d)    Executive has been offered twenty-one (21) (or forty-five (45) if applicable) calendar days from receipt of this Agreement within which to consider this Agreement; and

(e)    For a period of seven (7) calendar days following Executive’s execution of this Agreement, Executive may revoke this Agreement by delivering written notice to                 , and this Agreement shall not become effective or enforceable until such seven (7) day period has expired.

18.    Assignability. This Agreement shall be binding upon and inure to the benefit of the Company, and to any person or firm who may succeed to the majority of the assets of the Company. This Agreement shall be assignable by the Company, but shall not be assignable by Executive.

19.    Governing Law; Venue. The construction, interpretation and enforcement of this Agreement shall at all times and in all respects be governed by the laws of the Commonwealth of Virginia and the exclusive venue of any dispute shall be the Henrico County Circuit Court or the federal court in Richmond, Virginia, chosen at the option of the Company, as applicable.

20.    No Construction Against Any Party. This Agreement is the product of informed negotiations between Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

21.    Entire Agreement. Except as otherwise provided herein, this Agreement, along with the Policy, constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement and the Policy.

22.    Counterparts. This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

23.    No Other Representations. Executive represents and acknowledges that in executing this Agreement, Executive does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of the Agreement or otherwise.

7

Exhibit B - FORM

24.    Cooperation. Executive agrees that Executive will assist and cooperate with the Company in connection with any business matters Executive has been involved with while employed. Executive further agrees that Executive will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute of claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings related to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive.

Date	EXECUTIVE

UNIVERSAL CORPORATION

Date	By:

Its:

8